Exhibit 10.2

CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (this “Agreement”) is made effective as of the 31st day of March 2014, by and between BankFinancial, F.S.B. (the “Bank”) and Christa N. Calabrese (“Consultant”).
WHEREAS, the Bank is a wholly owned subsidiary of BankFinancial Corporation (the “Corporation”);
WHEREAS, the Bank and Consultant have entered into that certain Retirement Agreement dated March 31, 2014 (the “Retirement Agreement”);
WHEREAS, the Bank has requested Consultant to provide limited consulting services to the Bank, as set forth more fully herein, and Consultant has agreed to do so subject to the terms and conditions of this Agreement; and
WHEREAS, the Retirement Agreement provides for certain payments (the “Retirement Payments”) to be made to Consultant.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:
Section 1.Term. Provided that Consultant remains employed by the Bank through March 31, 2014 (the “Effective Date”) and does not subsequently revoke any waiver or release pursuant to Section 6 of the Retirement Agreement, the term of this Agreement shall commence on the Effective Date and, unless extended or sooner terminated as provided herein, shall end on March 31, 2015 (the “Term”). On or before March 31, 2015, the Bank may, in its sole discretion, offer to extend the Term for an additional six (6)-month period, and Consultant may accept or decline such offer in her sole discretion. All references herein to the Term shall mean the Term as initially established by, and as may subsequently be modified or extended pursuant to, this Section 1.
Section 2.    Consulting Services. During the Term, Consultant shall provide such consulting services with respect to the Bank as may be requested, including, but not limited to, in connection with commercial lending operations, commercial loans, deposit servicing and pre-purchase due diligence (the “Services”). Such Services shall be rendered to the Board of Directors or such officers of the Bank as are mutually agreed upon between Consultant and the Bank, with Consultant’s principal work location being the Bank’s office in Lincolnshire, Illinois or Lincolnwood, Illinois or as otherwise agreed, subject to reasonable requests to travel on behalf of the Bank. The Services to be provided by Consultant in any month during the Term shall require no more than sixty (60) hours per month of her time unless otherwise hereafter agreed by the parties. A deficiency of hours in any month, and any surplus hours in any month may be credited to other months. Should Consultant be temporarily disabled from performing Services in any month of the Term, Consultant’s performance of Services while so disabled shall be excused without diminishing her monthly Consulting Fee (defined below); provided, however, that, in the event of Consultant’s permanent disability (as determined by the Board of Directors), such Consulting Fees shall be diminished.
Section 3.    Independent Contractor.
(a)    Consultant and the Bank agree that during the Term, Consultant shall act as an independent contractor in the performance of her duties under this Agreement. Consultant shall have the full authority to select the means, manner and method of performing the services to be performed under this Agreement. Consultant shall not be considered by reason of the provisions of this Agreement or otherwise as being an employee of the Bank. In no event shall Consultant represent to any third party that she is an agent or employee of the Bank or connected with the Bank in any manner other than pursuant to this Agreement.
(b)    Consultant’s employment with the Bank shall cease prior to the commencement of the Term in accordance with the terms of the Retirement Agreement. As such, Consultant is not entitled to paid vacation, paid holidays, participation in group health insurance, participation in any retirement programs, premium or “overtime” pay, workers’ compensation, severance payments, or any other employment rights or benefits from the Bank during the Term. The Bank has no obligation and will make no withholdings or deductions from the Consulting Fee for any federal or state taxes or the Federal Insurance Contribution Act (FICA) or Federal Unemployment Tax Act (FUTA). It will be Consultant’s responsibility to remit appropriate taxes to the proper state and Federal authorities. The Bank will issue a Form 1099 reporting the amounts paid to Consultant for services performed under this Agreement.
Section 4.    Compensation.
(a)    Consulting Fee. The Bank agrees to pay to Consultant during the initial Term ending March 31, 2015, and Consultant agrees to accept, a monthly consulting fee of Eleven Thousand Dollars ($11,000.00), payable on the 1st day of each month or the first business day thereafter if the 1st day of the month is not a day that the Bank is open for business, in consideration for Consultant’s performance of the Services. The Bank agrees to pay to Consultant during any month of the Term following March 31, 2015, and Consultant agrees to accept, a consulting fee equal to the number of hours worked to perform Services during the month by Consultant multiplied by an hourly rate of One Hundred Ninety-Five Dollars ($195.00), payable on the 15th day of the month following the month during which the Services were performed or the first business day thereafter if the 15th day of the month is not a day that the Bank is open for business; provided, however, that Consultant must provide the Bank with an accurate record of hours worked during the previous month no later than the 2nd business day of the month in which payment is due; otherwise such fees shall be paid within thirty (30) days of such submission of records. All fees described in this Section 4(a) hereinafter referred to as the “Consulting Fee.”
(b)    Reimbursement of Expenses. Consultant shall be reimbursed upon submission of appropriate vouchers and supporting documentation for all travel and other out-of-pocket expenses reasonably and necessarily incurred by Consultant in the performance of her services hereunder.
Section 5.    Termination of Agreement. This Agreement shall terminate without notice or action on the part of either the Bank or Consultant upon the expiration of the Term. Prior to the expiration of the Term, either the Bank or Consultant may, upon written notice to the other, terminate this Agreement and Consultant’s engagement hereunder for any reason or no reason. In the event of a termination by Consultant for any reason no reason or by the Bank other than “For Cause” prior to the expiration of the Term, the Bank shall pay Consultant her accrued and unpaid Consulting Fee as of the effective date of termination and the early termination fee set forth in Section 6 of this Agreement. Upon termination, no further Consulting Fees and no other amounts shall be payable to Consultant, and the Bank shall have no further obligations to Consultant under this Agreement. For the purposes of this Agreement, “For Cause” shall have the same meaning ascribed the term in Section 4(a) of the Amended and Restated Employment Agreement between the Bank and Consultant dated as of May 6, 2008 (the “Employment Agreement”).
Section 6.    Non-Competition and Indemnification.
(a)    Consultant acknowledges and agrees that the non-competition agreements set forth in Section 8(a) of the Employment Agreement, as amended by Section 4 of the Retirement Agreement, will remain in full force and effect in accordance with their terms, whether or not the Bank or Consultant terminates this Agreement prior to the expiration of the Term pursuant to Section 5 of this Agreement. Notwithstanding the foregoing: (a) for each day during the Term, the Non-Competition Period described in Section 8(a) of the Employment Agreement, as amended by Section 4 of the Retirement Agreement, shall be reduced by one (1) day (but not below six (6) months); and (b) in recognition of the limitations imposed by such non-competition agreements, the Bank will pay Consultant an early termination fee calculated as follows if it terminates this Agreement other than For Cause prior to the expiration of the Term: if the termination occurs during the initial Term ending March 31, 2015, the Bank will pay Consultant an amount equal to the monthly Consulting Fee that would have been paid to Consultant for the duration of such initial Term if the termination had not occurred. Notwithstanding the foregoing, no early termination fee shall be payable if this Agreement is terminated by the Bank For Cause, or by virtue of Consultant’s death or total and permanent disability.
(b)    Bank will indemnify Consultant against all judgments entered against her in any pending or threatened action and any appeal or other proceeding for review of such action, regardless of whether such action is a judicial or administrative proceeding, and the reasonable costs and expenses, including reasonable attorney’s fees, actually paid or incurred by Consultant in defending any such action, if such action arises out of Consultant’s performance of Services during the Term in good faith and in a manner which Consultant reasonably believed was not opposed to the best interest of the Bank. To the extent that the Bank is not then authorized by applicable law to provide such indemnification, the Bank may, in the discretion of its Board of Directors, advance Consultant her reasonable costs and expenses, including reasonable attorney’s fees, arising from the settlement or defense of any such action, subject to the Bank’s receipt of a written undertaking from Consultant to repay all costs and expenses so advanced if Consultant is later determined not to be entitled to indemnification. The Bank shall have no obligation to indemnify Consultant under this paragraph 6(b) for (i) any claims or actions based on Consultant’s willful misconduct, gross negligence or any conduct violating this Agreement; or (b) any claims or actions instituted by a federal banking agency that seeks to assess civil monetary penalties against Consultant, remove her from the Bank, prohibit her from participating in the affairs of the Bank, or require her to cease and desist from violations of law or unsafe and unsound practices. Any payments made to Consultant pursuant to this Section 19 shall be subject to and conditioned upon compliance with any applicable provisions, if any, of 12 U.S.C. 1828(k), 12 C.F.R. 359, 12 CFR 145.121 and any related rules or regulations.
Section 7.    Governing Law. The validity, interpretation, performance and enforcement of this Agreement shall be governed by the internal laws of the State of Illinois, without regard or reference to any principles of conflicts of law of the State of Illinois, except to the extent that such internal laws are preempted by the laws of the United States or the regulations of the OCC or any other agency of the United States.
Section 8.    Assignment, Successors and No Third Party Rights. No party may assign any of its rights under this Agreement to any other person without the prior written consent of the other party. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs and permitted assigns. Except as expressly provided herein, nothing in this Agreement shall be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.
Section 9.    Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.
Section 10.    Modification. This Agreement may only be amended by a written agreement executed by both parties.
Section 11.    Notices. All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given if delivered by hand or by nationally recognized overnight delivery service (receipt requested) or mailed by certified mail (return receipt requested) with first class postage prepaid; and if to the Bank, addressed to the principal headquarters office of the Bank, Attention: Chief Executive Officer and General Counsel, with a copy concurrently so delivered to General Corporate Counsel to the Bank, Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 West Madison Street, Suite 3900, Chicago, Illinois 60606, Attention: Donald L. Norman, Jr.; or if to Consultant, to Consultant’s most recent address reflected in the Bank’s records, or to other such address as the party to be notified shall have given to the other in writing. Except as otherwise provided herein, all such notices and other communications shall be effective: (a) if delivered by hand, when delivered; (b) if mailed in the manner provided in this Section, five (5) business days after deposit with the United States Postal Service; or (c) if delivered by overnight express delivery service, on the next business day after deposit with such service.
Section 12.    Entire Agreement. This Agreement and any documents executed by the parties pursuant to this Agreement and referred to herein constitute a complete and exclusive statement of the entire understanding and agreement of the parties hereto with respect to their subject matter and supersede all other prior agreements and understandings, written or oral, relating to such subject matter between the parties.
Section 13.    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Without limiting the generality of the foregoing, if the scope of any provision contained in this Agreement is too broad to permit enforcement to its full extent, but may be made enforceable by limitations thereon, such provision shall be enforced to the maximum extent permitted by law, and Consultant hereby agrees that such scope may be judicially modified accordingly.
Section 14.    Counterparts. This Agreement and any amendments thereto may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.
Section 15.    Acknowledgement. Consultant hereby represents to the Bank that it is Consultant’s belief that she is under no obligation or agreement that would prevent her from becoming a Consultant to the Bank or adversely impact her ability to perform the expected Services. Consultant hereby agrees and acknowledges that in the event that any third party initiates any action claiming that this Agreement or the provision of Services hereunder is in violation of any agreement between Consultant and the third party, that the Bank has the absolute right to immediately terminate this Agreement, and any payments hereunder during the resolution of such dispute. Regardless of the outcome of such dispute, the Bank shall have no obligation to re-hire or reinstate this Agreement in any manner, at any time. It is the intentions of the parties that in fulfilling the obligations of the Services, that Consultant will not unlawfully utilize any trade secrets or intellectual property rights of any third party, and the Bank shall not put Consultant in a position which would require her to do so.
[Signature page follows]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the dates set forth below.

BankFinancial, F.S.B.
/s/ F. Morgan Gasior By: F. Morgan Gasior	Date: March 31, 2014
Title: Chairman of the Board and Chief Executive Officer

/s/ Christa N. Calabrese CHRISTA N. CALABRESE	Date: March 31, 2014